Exhibit 10.25

Terina Salerno

General Counsel

American Wagering, Inc.

Phone: (702) 735-0101-412

Fax: (702) 735-0142

E-mail: terinas@americanwagering.com

December 22, 2009

Via Overnight Courier and Email

Bruce Dewing

President

AWI Gaming, Inc.

675 Grier Drive

Las Vegas, Nevada 89119

Re:          Employment Agreement Termination and Offer of Employment

Dear Bruce:

As a member of the Board of Directors of American Wagering, Inc. (the “Company”) you are well aware of the Company’s continued financial situation, and the Company’s continuing efforts to sell Sturgeon’s Inn & Casino.  You have an employment agreement, which was entered into on or about June 14, 2005, and as amended on October 3, 2008, with the Company to perform the duties of president of the Company’s wholly owned subsidiary, AWI Gaming, Inc. (the “Amended Executive Employment Agreement”).  AWI Gaming, Inc. is the sole manager of Sturgeons, LLC dba Sturgeon’s Inn & Casino.

This letter confirms that you have offered to and the Company most humbly accepts the termination of your Amended Executive Employment Agreement effective December 17, 2009.   The Company and you have agreed that to the following as part of the termination of your Amended Executive Employment Agreement:

a.               Base Salary.  The Company agrees that it will pay your Base Salary compensation until December 31, 2009, in biweekly payments of your present compensation of One Hundred Forty-Four Thousand Dollars ($144,000) annually less any appropriate deductions presently withheld from your salary, including but not limited to, state and/or federal taxes, social security and Medicare withholdings.

b.              Contract Payments.  The Company agrees to pay you for your accrued, but unused Paid Time Off (“PTO”) of Fifteen Thousand Five Hundred Seven Dollars and Fifty-Two Cents ($15,507.52), representing 160 hours of PTO plus 24 hours of personal time pursuant to your Amended Executive Employment Agreement plus 40 hours of PTO rolled over from the previous year totaling 224 hours, less any appropriate deductions presently withheld from your salary, including but not limited to, state and/or federal taxes, social security and Medicare withholdings.  The Company will pay your PTO in twelve monthly payments of One Thousand Two Hundred Nine-Two Dollars and Twenty-Nine Cents ($1,292.29) payable on the fifteenth day of each month beginning January 1, 2010.  In addition, you will receive full vesting of the remaining stock options on December 31, 2009.

c.               Employment Benefits. The Company and you agree that your medical insurance coverage will remain active and paid for by the Company up to and including December 31, 2010.   Thereafter, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), you may be entitled to continue certain insurance coverage.

d.              DEWINGS’ FULL, GENERAL AND ABSOLUTE RELEASE OF CLAIMS.  The release below is given by you for the promises in this Letter Agreement and the resolution of any disputed matter.  You agree to fully, generally and unconditionally release and discharge the Released Parties, which include the Company, all of its subsidiary, and related companies or entities, their predecessors and successors, as well as their officers, directors, stockholders, agents, employees, insurers and attorneys (all of whom are collectively referred to as the Released Parties), from any and all claims, suits, losses, injuries or damages of any kind.  Your release includes all damages and injuries known or unknown, unforeseen or unanticipated, filed or unfiled, past or present, statutory, contractual or implied, arising out of or in any way connected with your employment with the Company, any events which occurred during that employment, any events which led to or occurred prior to the termination of your Amended Executive Employment Agreement or anything which any of the Released Parties may have or should have done up to the point in time that you sign this Release Agreement. That which you are releasing is to be construed as broadly as possible and, where appropriate, is collectively referred to as your “claims.”

You understand that this is a FULL, GENERAL and ABSOLUTE RELEASE of all your claims.  You understand that you are releasing forever all claims against any and all of the Released Parties, even those of which you are unaware at the present time.  You acknowledge that you accept fully the risk of releasing claims that you may not presently be aware of and that you are releasing all of your claims, PAST and PRESENT.

Your release includes, without limitation, a complete and general release of all claims for salary, wages, pay or compensation of any kind, including without limitation, claims for Paid Time Off pay, vacation pay, holiday pay, bonus pay, severance pay, the value of benefits of any kind, such as vehicle, health or life insurance, stock options and the value of 401(k) contributions.

Your release also includes, without limitation, the release of all claims arising under any employment policy, practice, or agreement, any and all claims arising under any federal, state or local statute or ordinance, including BUT NOT LIMITED TO, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, any claims arising under the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., any claims under the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., any claims under the Nevada Equal Opportunity for Employment Act,

N.R.S. 613.310, et seq., and any claims arising under the Family and Medical Leave Act, 29 U.S.C. §2601, et seq. and any claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq.

Your release also includes, without limitation, any claims you have had or may have had arising out of any alleged mistreatment, discrimination or wrongful denial of benefits against the Released Parties, negligence, malfeasance, wrongful discharge, breach of contract, breach of any express or implied covenant, libel, slander, intentional or negligent infliction of emotional distress, or any other alleged misconduct, wrongdoing or alleged illegal action by any of the Released Parties regarding the cessation of your employment, your treatment while employed by the Company, and anything else for which you claim that any of the Released Parties may be responsible up to the point in time that you sign this Letter Agreement.

/s/ BD
Initials

e.               COMPANY’S FULL, GENERAL AND ABSOLUTE RELEASE OF CLAIMS.  The release below is given by the Company for the promises in this Letter Agreement and the resolution of any disputed matters.  The Company agrees to fully, generally and unconditionally release and discharge you, from any and all claims, suits, losses, injuries or damages of any kind.  The Company’s release includes all damages and injuries known or unknown, unforeseen or unanticipated, filed or unfiled, past or present, statutory, contractual or implied, arising out of or in any way connected with your employment with the Company, any events which occurred during that employment, any events which led to or occurred prior to the termination of your Amended Executive Employment Agreement or anything which you may have or should have done up to the point in time that the Parties sign this Letter Agreement. That which the Company is releasing is to be construed as broadly as possible and, where appropriate, is collectively referred to as its “claims”; PROVIDED, HOWEVER, NOTHING HEREIN SHALL BE CONSTRUED TO RELEASE YOU FROM ANY DUTIES AND OBLIGATIONS SET FORTH IN THIS LETTER AGREEMENT.

/s/ BD
Initials

I HEREBY SIGNIFY MY AGREEMENT TO THIS TERMINATION AND MUTUAL RELEASE OF ALL CLAIMS BY MY SIGNATURE BELOW this 23 day of December, 2009

/s/ Bruce Dewing
BRUCE DEWING

STATE OF NEVADA	)
) ss.
COUNTY OF LYON	)

On this 23 day of December, 2009, before me the undersigned, a Notary Public in and for said County and State, appeared Bruce Dewing, known to me to be the person who executed the above and foregoing instrument, and who acknowledged to me that he did so freely and voluntarily and for the purposes therein mentioned.

/s/ Rhonda Garcia
NOTARY PUBLIC

I HEREBY SIGNIFY OUR AGREEMENT TO THIS TERMINATION AND MUTUAL RELEASE OF ALL CLAIMS BY MY SIGNATURE BELOW this 30 day of December, 2009.

AMERICAN WAGERING, INC.

/s/ Victor Salerno
By: VICTOR SALERNO
Its: Chief Executive Officer

STATE OF NEVADA	)
) ss.
COUNTY OF CLARK	)

On this 30 day of December, 2009, before me the undersigned, a Notary Public in and for said County and State, appeared Victor Salerno, of AMERICAN WAGERING, INC. known to me to be the person who executed the above and foregoing instrument, and who acknowledged to me that he did so freely and voluntarily and for the purposes therein mentioned.

/s/ David Lichterman
NOTARY PUBLIC

Additionally, this letter constitutes the Board of Directors’ offer to you of employment with the Company for an opened ended/indefinite term on an at-will basis, which allows either you or the Company to separate the employment relationship any time with or without cause, starting on January 1, 2010.  If you accept this offer of at-will employment, your title as president of AWI Gaming, Inc. would remain the same but your work schedule would reduce from spending five days a week overseeing the daily operations at Sturgeon’s to one day per week.

Additionally, you would have the following:

•                  Base Salary.  The Company would pay you Thirty Four Thousand Five Hundred Seventy-Three Dollars ($34,573), which equals one fifth of One Hundred Sixty-Two Thousand Dollars—the midpoint between the original Base Salary of One Hundred Eighty Thousand Dollars and the reduced salary of One Hundred Forty-Four Thousand Dollars (due to management salary reductions), in biweekly payment less any appropriate deductions presently withheld, including but not limited to, state and/or federal taxes, social security and Medicare withholdings.

•                  Severance Pay.  Should the Company end its at-will employment relationship with, you the Company agrees to pay you severance pay for three calendar months in biweekly payments of your $34,573 annual compensation less any appropriate deductions presently withheld, including but not limited to, state and/or federal taxes, social security and Medicare withholdings.

•                  Mileage Reimbursement.  The Company shall reimburse you for your for your mileage to and from your home in Stagecoach, Nevada to Sturgeon’s in Lovelock, Nevada at the then current approved IRS reimbursement rate.

To accept this offer, please sign and date this letter below by January 3, 2010.   As always, I am available should you desire to discuss this matter in greater detail.

Sincerely,

/s/ Terina Salerno

Terina Salerno

I accept the Company’s offer of at-will employment effective on January 1, 2010.  I understand that all contractual obligations under the terminated Amended Executive Employment Agreement have no application to such at-will employment, but that I remain obligated to adhere to all Company policy and procedures, including those in its Employee Handbook.  Further, I understand that no Company representative has any authority to enter into an agreement for employment for any specified period of time or to make any commitment modifying the at-will employment relationship except in a written document signed by the Board of Directors.

/s/ Bruce Dewing	December 23, 2009
Signature	Date

TS:ts